Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., Nov. 15, 2012 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent Company for The Bank of South Carolina, increased its quarterly dividend from .11 per share to .12 per share. This quarterly dividend is payable December 31, 2012, to shareholders of record as of November 30, 2012. Fleetwood S. Hassell, President and Chief Executive Officer, stated, "Over the past twenty-five years, we have paid out in excess of $23 million in cash dividends and all the while have maintained exemplary capital levels. We are very proud that we can continue to reward our shareholders. We will stay the course, building the bank on the safe and sound principles that are required of us to do so. The hallmarks we established when organizing the bank in 1986 – responsiveness, attention to detail, and unparalleled customer service to foster long term relationships – remain the cornerstone of our foundation."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Sheryl G. Sharry, +1-843-724-1500